Exhibit 10.1

CONSULTING AND NON-COMPETITION AGREEMENT

CONSULTING AND NON-COMPETITION AGREEMENT, dated as of January 11, 2012 (this “Agreement”), among M&T BANK CORPORATION, a New York corporation (the “Company”), WILMINGTON TRUST COMPANY, a Delaware-chartered bank and trust company (“WTC”), and DONALD E. FOLEY (the “Consultant”).

WHEREAS, the Consultant has served as a member of the Board of Directors of Wilmington Trust Corporation, a Delaware corporation and a wholly owned subsidiary of the Company (“WTCI”), from July 2006 through May 16, 2011, and as Chairman and Chief Executive Officer of WTCI from June 2010 through May 16, 2011, the date on which the Company acquired WTCI;

WHEREAS, the Consultant has served as an executive and a member of the Board of Directors of the Company since May 16, 2011;

WHEREAS, the Consultant is party to a Severance Agreement with WTC dated as of June 3, 2010 (as it has been amended, the “Severance Agreement”);

WHEREAS, the Consultant has retired from employment with the Company and all of its direct and indirect subsidiaries, including WTCI, effective as of the close of business on December 30, 2011;

WHEREAS, the Consultant will remain a director of the Company until such time as such status terminates in accordance with applicable procedures;

WHEREAS, the Consultant has experience beneficial to the Company’s operations, management and business development; and

WHEREAS, the Company desires to continue to further benefit from the Consultant’s knowledge of the business and affairs of the Company and WTCI by having the Consultant act as a consultant to the Company in accordance with the provisions hereof.

NOW THEREFORE, in order to effect the foregoing, the Company, WTC and the Consultant wish to enter into a consulting and non-competition agreement upon the terms and subject to the conditions set forth below. Accordingly, in consideration of the premises and the respective covenants and agreements of the parties contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Consulting Term and Services to be Provided. The Company hereby agrees to engage the Consultant, and the Consultant hereby agrees to perform services for the Company, on the terms and conditions set forth herein.

2. Position. During the Term, the Consultant shall serve as Consultant to the Company, providing advice on the conduct of the business and affairs of the Company and performing such other duties as the President of the Company shall determine. The Consultant shall report directly to the President of the Company.

3. Term; Termination.

(a) The term of this Agreement shall commence as of January 1, 2012 (the “Effective Date”) and continue thereafter until December 31, 2015, subject to extension by mutual agreement of the Company and the Consultant or earlier termination as set forth below (the “Term”). The Consultant acknowledges that he has retired from employment with the Company and all of its direct and indirect subsidiaries, including WTCI, effective as of the close of business on December 30, 2011, and that following such resignation he has no further rights under any plan or agreement of the Company or any of its subsidiaries, including the Severance Agreement, other than (a) base salary with respect to periods ended prior to January 1, 2012, (b) benefits vested as of December 31, 2011 under qualified or non-qualified retirement plans and (c) medical claims with respect to expenses incurred prior to January 1, 2012.

(b)	This Agreement may be terminated:

(i) by the Consultant at any time upon thirty (30) days prior written notice to the Company, and upon such termination, the Consultant shall no longer be entitled to receive any further consulting fees or benefits provided in Section 7(b) and shall no longer be bound by any of the obligations under this Agreement, other than with respect to the confidentiality obligation set forth in Section 8(a)(i), which shall in remain in effect in accordance with its terms;

(ii) by the Company under the circumstances set forth in Section 8(a)(ii), and upon such termination, the Company shall continue to make the payments required by Section 7(a) hereof through December 1, 2015 and to provide the benefits required by Section 7(b) hereof to the Consultant through December 31, 2015 (unless, in the case of the payments required by Section

7(a) hereof, a lump sum payment shall be agreed to by the parties) and the Consultant shall continue to be bound by the provisions of Sections 8(a)(i) (which shall remain in effect in accordance with its terms) and 8(b) (which shall remain in effect until December 31, 2015); or

(iii) upon the death of Consultant, in which event the Company shall continue to make the payments required by Section 7(a) hereof to the Consultant’s estate or representative, as the case may be, through December 1, 2015 and continue to provide the health and medical benefits to the Consultant’s spouse (to the same extent that such benefits were provided to her prior to Consultant’s death) through December 31, 2015; or

(iv) Upon Consultant’s Disability (as defined herein), in which event, the Company shall continue to make the payments required by Section 7(a) and provide the benefits required by Section 7(b) through December 31, 2015. For purposes hereof, Disability shall mean any physical or mental injury or disease of a permanent nature which makes Consultant incapable of meeting the requirements of the consulting service performed immediately before the commencement of that disability.

4. Duties. During the Term the Consultant shall serve as a consultant to the Company on a non-exclusive basis, providing advice with respect to the business, operations and opportunities of the Company within his areas of expertise, and such other matters as the President of the Company may reasonably request that are not inconsistent with the foregoing (the “Services”). Consultant shall receive reasonable prior notice of any Services requested of Consultant in the discharge of his duties under this Agreement. Consultant shall not be required (and is not expected) to spend more than 25 hours per month in performance of the Services for the Company for the first year of the Term, and shall not be required (and is not expected) to spend more than 20 hours per month in performance of the Services thereafter.

5. Place of Performance; Technology Access. The Consultant shall perform his duties and conduct his business at the locations of his choosing, including the Consultant’s place of residence. The Company shall maintain an e-mail address and e-mail account for Consultant on the Company’s email system and provide Consultant with access to and use of such e-mail account for the duration of the Term.

6. Independent Contractor.

(a) The Consultant shall be an independent contractor in respect of the Services. It is intended by both the Consultant and the Company that the Services to be performed by the Consultant shall not result in an employer/employee relationship and, except as otherwise provided in respect of the benefits described in Section 7(b) hereof, the Consultant shall not be entitled to the benefits provided by the Company and/or its respective affiliates to its employees, including but not limited to coverage under any qualified or unqualified retirement plan.

(b) Neither Federal, state or local income taxes nor payroll taxes of any kind shall be withheld or paid by the Company on behalf of the Consultant. The Consultant shall be responsible for payment of all taxes for remuneration received under this Agreement, including Federal, state and local income tax, Social Security tax, Unemployment Insurance tax, and any other taxes or business license fees as required; provided that the Company shall pay to the Consultant an additional “gross up payment” to make the executive whole for any taxes incurred by him as a result of the coverage provided or actual benefits paid pursuant to Section 7(b).

(c) No workers compensation insurance shall be obtained by the Company concerning the Consultant.

(d) Nothing contained herein shall affect the Consultant’s rights or benefits earned or accrued during his employment with the Company or any of its direct or indirect subsidiaries.

7. Terms of Payment; Business Expenses.

(a) Subject to the provisions of Section 3(b) hereof, during the Term the Company shall pay the Consultant, as compensation for the Services to be performed by the Consultant hereunder and in consideration for the Consultant’s adherence to the non-competition, non-solicitation and confidentiality covenants contained in Section 8 hereof, a consulting fee of $65,104.17 per month, payable on the first business day of each month, commencing on January 3, 2012.

(b) Subject to the provisions of Section 3(b) hereof, during the Term, the Company, at the Company’s expense, shall (1) cause the Consultant to participate in and be covered by all health, medical, life and disability plans, programs, policies and arrangements of the Company or its affiliates applicable to employees of the

Company or its affiliates, whether funded or unfunded or (2) cause equivalent insurance coverage to be provided to the Consultant; provided that, to the extent that the Company or WTC has an obligation to provide continuation coverage under Section 4980(B)(f) of the Internal Revenue Code of 1986, as amended (the “Code”), the period for which benefits are provided under this Section 7(b) constitutes a portion of that continuation coverage.

(c) The Company, promptly following receipt of appropriate documentation, shall reimburse the Consultant for (i) the reasonable business expenses incurred in connection with rendering the Services under this Agreement, including any equipment reasonably necessary to effectively perform the Services from the Consultant’s chosen location, and (ii) the reasonable fees and expenses of Consultant’s counsel in connection with the negotiation and execution of this Agreement.

8. Confidentiality; Non-Competition; Non-Solicitation.

(a) The Consultant acknowledges that: (i) the Consultant’s service to the Company will require that the Consultant have access to and knowledge of confidential information of the Company relating to the Business, including, but not limited to, the identity of the Company’s employees, clients, customers, the kinds of services provided by the Company, the manner in which such services are performed or offered to be performed, the service needs of actual or prospective clients and customers, pricing information and other contractual terms, information concerning the creation, acquisition or disposition of products and services, creative ideas and concepts, and other trade secrets, in each case other than as and to the extent such information is generally known or publicly available through no violation of this Section 8 by the Consultant or such information is readily discernible (the “Confidential Information”); and (ii) the disclosure of any such Confidential Information may place the Company at a competitive disadvantage and may do damage, monetary or otherwise, to the Company’s business. Accordingly, the Company and the Consultant agree as follows:

(i) During the Term and thereafter, the Consultant shall not, directly or indirectly, whether individually, as a director, stockholder, owner, partner, employee, principal or agent of any business, or in any other capacity, disclose, furnish, make available or utilize any of the Confidential Information, other than in the proper performance of the Services contemplated herein, or as expressly permitted herein, or as required by a court of competent jurisdiction or other administrative or legislative body, provided that the Consultant shall promptly notify the Company so that the Company may seek a protective order or other appropriate remedy. The Consultant agrees to return all documents or other materials containing Confidential Information, including all photocopies, extracts and summaries thereof, and any such information stored electronically on tapes, computer disks or in any other manner to the Company at any time upon request by the Company and immediately upon the termination of his service to the Company for any reason.

(ii) During the Term, the Consultant shall not engage in Competition, as defined below, with the Company or its subsidiaries in the Territory unless agreed upon by the parties in writing; provided, however that the Company shall not unreasonably withhold its consent to permit Consultant to perform another consulting arrangement or pursue a full-time employment opportunity. For the avoidance of doubt, it shall be deemed reasonable for the Company to withhold, condition or delay its consent to permit Consultant to engage in Competition with another entity, only if such entity materially competes with the Company or any of its subsidiaries. In the event that the Company agrees to permit Consultant to engage in Competition that requires the full-time attention of the Consultant, the consulting engagement between the Company and the Consultant shall terminate; provided, however, that the non-solicitation and confidentiality obligations set forth in Sections 8(a)(i) and 8(b) shall survive for the applicable periods provided for herein and the Consultant shall be entitled to the compensation and benefits provided in Section 3(b)(ii). For purposes of this Agreement, “Competition” by the Consultant shall mean the Consultant’s engaging in any activities relating to or otherwise being employed by or acting as a consultant to, or being a director, employee, agent, equity holder or partner of any entity engaged in the business of banking, wealth advisory services or corporate client services, as conducted by the Company (collectively, the “Business”), and “Territory” means all states in which Manufacturers and Traders Trust Company or Wilmington Trust, N.A. has a branch or office location on the date hereof; provided, however, that it will not be a violation of this covenant for the Consultant to become the registered or beneficial owner of less than five percent (5%) of any class of the capital stock of any one or more corporations registered under the Securities Exchange Act of 1934, as amended.

(b) During the Term, or in the event that the consulting engagement is terminated early in accordance with Section 8(b)(ii) hereof, until December 31, 2015, the Consultant agrees that he will not:

(i) directly solicit, or direct individuals within his control to solicit, from any person or entity who is a then-existing client or customer of the Company (or who the Consultant knows from the use of Confidential Information is a perspective client or customer of the Company) any business of the same or of a similar nature to the Business;

(ii) directly recruit or solicit the employment or services of any person who is employed by the Company as a senior executive at the time of such recruitment or solicitation.

(c) The Consultant and the Company hereby acknowledge that the non-competition covenant contained in Section 8(b) above is reasonable and necessary, in view of the nature of the Company, its business and his knowledge thereof, in order to protect the legitimate interests of the Company.

9. Notices. All notices and other communications provided for herein shall be in writing and shall be made by hand delivery, by United States first class mail (registered, return receipt requested, postage prepaid), telex, telecopier or overnight air courier guaranteeing next day delivery, addressed as follows:

if to the Consultant:

Donald E. Foley

[Redacted]

if to the Company:

M&T Bank Corporation

One M&T Plaza

Buffalo, New York 14203

Facsimile: 716-842-5376

Attention: Drew J. Pfirrman, Esquire

or to such other address as either such party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt. Except as otherwise provided in this Agreement, each such notice shall be deemed given, if personally delivered, at the time delivered; if mailed, five business days after being deposited in the mail; if telexed, when answered back; if telecopied, when receipt is acknowledged; and, if sent by overnight air courier, the next business day after timely delivery to the courier.

10. Exculpation; Indemnification.

(a) No party or any of its affiliates, partners, directors, officers, employees, equity holders, representatives or agents shall be liable to any other party hereto or to its affiliates, partners, directors, officers, employees, equity holders, representatives or agents for monetary damages for any losses, claims, demands, suits, liabilities or damages (collectively, “Damages”) arising from any act performed or omitted by such party or its affiliates, partners, directors, officers, employees, equity holders, representatives or agents arising out of or in connection with the performance of this Agreement, except to the extent that any such Damages are determined to be attributable to such person’s gross negligence, willful misconduct or fraud.

(b) Notwithstanding anything in Section 10(a) hereof to the contrary, the Company shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless Consultant against any Damages to which Consultant may become subject in connection with any matter arising out of or in connection with the performance of this Agreement or Consultant’s provision of Services hereunder, except to the extent any such Damages are determined to be attributable to the gross negligence, willful misconduct or fraud of Consultant. If Consultant becomes involved in any capacity in any action, proceeding or investigation in connection with any matter arising out of or in connection with the performance of this Agreement, the Company shall advance to Consultant his reasonable legal and other expenses (including the costs of any investigation and preparation) as they are incurred in connection therewith; provided that Consultant shall promptly repay to the Company the amount of any such advanced expenses paid to it or on its behalf if it shall be finally determined that Consultant was not entitled to be indemnified by the Company in connection with such action, proceeding or investigation.

(c) Notwithstanding anything to the contrary contained herein, this Section 10 shall survive the termination of this Agreement.

11. Miscellaneous.

(a) Modification; Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Consultant and the Company. No waiver by any party hereto at any time of any breach by another party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(b) Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(c) Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties whether oral or written, by any officer, employee or representative of any party hereto, and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated (including without limitation the Severance Agreement). No agreements or representations, oral or otherwise, expressed or implied, with respect to the subject matter hereof have been made by any party that are not set forth expressly in this Agreement.

(d) Assignment. This Agreement is a personal contract and the rights and interests of the Consultant hereunder may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him, except as otherwise expressly permitted by the provisions of this Agreement. This Agreement shall inure to the benefit of and be enforceable by the Consultant and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Consultant should die while any amount would still be payable to him hereunder had the Consultant continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there is no such designee, to his estate.

(e) Headings. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(f) Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the state of Delaware without regard to principles of conflicts of laws.

(g) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(h) Costs of Enforcement. If the Consultant retains legal counsel to enforce any or all of his rights under this Agreement and he substantially prevails in enforcing those rights, the Consultant shall be entitled to recover from the Company the Consultant’s reasonable attorneys’ fees, costs and expenses in connection with the enforcement of his rights.

(i) Section 409A of the Code. This Agreement and the payments hereunder are intended to be exempt from or to satisfy the requirements of Section 409A of the Code, including published guidance and regulations interpreting such Section, and should be interpreted accordingly. Each payment under this Agreement or otherwise (including any installment payments) shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may the Consultant, directly or indirectly, designate the calendar year of any payment to be made under this Agreement which constitutes a “deferral of compensation” within the meaning of Section 409A of the Code. To the extent that any reimbursements made pursuant to this Agreement are taxable to the Consultant, any such reimbursement payment shall be paid to the Consultant as promptly as practicable, and in all events on or before the last day of the Consultant’s taxable year following the taxable year in which the related expense was incurred. The reimbursements made pursuant to this Agreement are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that the Consultant receives in one taxable year shall not affect the amount of such benefits or reimbursements that the Consultant receives in any other taxable year. In the event that any provision of this Agreement is inconsistent with Section 409A of the Code or such guidance, then the applicable provisions of Section 409A of the Code shall supersede such inconsistent provision.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

M&T BANK CORPORATION

By:	/s/ Mark J. Czarnecki
Name: Mark J. Czarnecki
Title: President

WILMINGTON TRUST COMPANY

By:	/s/ Brian R. Yoshida
Name: Brian R. Yoshida
Title: Group Vice President

/s/ Donald E. Foley
Donald E. Foley
[Redacted]

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